Exhibit 99.1

Chenghe Acquisition I Co. Receives Nasdaq Notice Regarding Late Form 10-Q Filings

Singapore, December 27, 2023 /PRNewswire/ -- Chenghe Acquisition I Co. (f/k/a LatAmGrowth SPAC) (Nasdaq: LATG) (the “Company”) announces that on December 22, 2023, it received a written notice from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that because it has not yet filed its Form 10-Q for the period ended June 30, 2023 (the “June 2023 Filing”) and Form 10-Q for the period ended September 30, 2023 (the “September 2023 Filing”, together with the June 2023 Filing, the “Filings”) with the Securities Exchange Commission (the “SEC”), it no longer complies with Listing Rule 5250(c)(1) of Nasdaq’s Listing Rules (the “Rules”) for continued listing. Under the Rules, the Company now has 60 calendar days to submit a plan to regain compliance and if Nasdaq accepts the Company’s plan, Nasdaq can grant an exception of up to 180 calendar days from the June 2023 Filing’s due date, or until February 20, 2024, to regain compliance. The Staff noted that the Company’s 60 day submission date coincides with the maximum exception date of February 20, 2024.

As previously disclosed by the Company in a Notification of Late Filing on Form 12b-25 filed with the SEC on August 16, 2023, and a Notification of Late Filing on Form 12b-25 filed with the SEC on November 14, 2023, the Company was unable to file the Filings by their respective original deadline without unreasonable effort or expense due to the fact that the Company required additional time to complete its financial statements included in the respective Filings. The Company intends to regain compliance with the Rules by making the Filings with the SEC as soon as possible.

About Chenghe Acquisition I Co.

Chenghe Acquisition I Co. is a special purpose acquisition company incorporated under the laws of Cayman Islands for the purpose of effecting mergers, share exchanges, asset acquisitions, share purchases, reorganizations or similar business combinations with one or more businesses. While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, it intends to focus search for an initial business combination on the cutting-edge new economic industries, including but not limited to TMT, green energy, biotechnology, optoelectronics, etc. in the Asia Pacific where the Company can benefit from huge potentials and achieve long-term capital growth. For more information, visit https://chengheinv.com/chenghe-acquisition-i-co/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “will,” “would,” “may,” “intends,” “anticipates,” “potential,” and similar expressions, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and actual actions or events could differ materially from those contained in such statements. For example, there can be no assurance that the Company will regain compliance with the Rules in the future, or otherwise meet Nasdaq compliance standards, that the Company will be eligible for a second compliance period, or that Nasdaq will grant the Company any relief from delisting as necessary or that the Company can ultimately meet applicable Nasdaq requirements for any such relief. The forward-looking statements contained in this press release speak only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements to reflect changes in information, events or circumstances after the date of this press release, unless required by law.

Investor Relations Contact

Chenghe Acquisition I Co.

Anna Zhou

Email: anna.zhou@chenghecap.com

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